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SHAREHOLDER MEETING (Unaudited)

On July 26, 1995, a special shareholder meeting was held at which the nine
Directors identified below were elected, the selection of Deloitte & Touche LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning January 1, 1995 was ratified (Proposal No. 1), and the
Fund's amended Class B 12b-1 Distribution and Service Plan was approved by Class
B shareholders (Proposal No. 2). The following is a report of the votes cast:
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                                                             WITHHELD/       BROKER
NOMINEE/PROPOSAL           FOR               AGAINST         ABSTAIN         NON-VOTES            TOTAL
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
Robert G. Avis             116,498,343.470   2,777,694.854        --         2,546,072      119,276,038.324
William A. Baker           116,252,727.328   3,023,310.996        --         2,546,072      119,276,038.324
Charles Conrad, Jr.        116,818,400.216   2,457,638.108        --         2,546,072      119,276,038.324
Jon S. Fossel              116,454,599.752   2,821,438.572        --         2,546,072      119,276,038.324
Raymond J. Kalinowski      116,433,926.500   2,842,111.824        --         2,546,072      119,276,038.324
C. Howard Kast             116,206,535.263   3,069,503.061        --         2,546,072      119,276,038.324
Robert M. Kirchner         116,537,828.993   2,738,209.331        --         2,546,072      119,276,038.324
Ned M. Steel               116,314,824.274   2,961,214.050        --         2,546,072      119,276,038.324
James C. Swain             116,882,313.931   2,393,724.393        --         2,546,072      119,276,038.324


Proposal No. 1             113,378,286.653     836,840.483   5,060,911.188   2,546,072      119,276,038.324
Proposal No. 2              26,380,366.184     748,906.162   1,870,305.706   7,901,703       28,999,578.052

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